EXHIBIT 10.2

China Merchants Bank

Maximum Amount Mortgage Contract

Made in September, 2009

Maximum Amount Mortgage Contract
No: 8099110808

Mortgagee: Taizhou Branch, China Merchants Bank (hereinafter referred to as "Party A")
Responsible person: Xu Yue Jun

Mortgager: (Legal person or other organization) Zhejiang Jonway Automobile Co., Ltd.
 (hereinafter referred to as "Party B")
Legal Representative/Responsible person: Luo Hua Liang

Mortgager: (Natural person)
ID No:

Whereas:

1.
Party A and Party B (simultaneously as the credit applicant) signed on 11 August 2011, a credit agreement No: 8099110808 (hereinafter referred to as the "Credit Agreement"), whereby Party A agrees to grant Party B a line of credit amounting to Renminbi twenty-one million (RMB21,000,000) yuan (or equivalent amount of other currencies) (hereinafter referred to as the "Credit Line") during the credit period commencing from 11 August 2011 to 10 August 2012 (hereinafter referred to as "Credit Period"); or

2.
Party A and ____ (hereinafter referred to as the "Applicant") signed on _____ a credit agreement No: ______ (hereinafter referred to as the "Credit Agreement"), whereby Party A agrees to agrees to grant Applicant a line of credit amounting to RMB (in words) ______ yuan (or equivalent amount of other currencies) (hereinafter refers to as the "Credit Line") during the credit period commencing from _____ to _____ (hereinafter referred to as "Credit Period").

In order to guarantee that all the debts owed by Party B (or the Applicant) to Party A under the Credit Agreement will be repaid in full in timely manners, Party B is willing to have all its properties or those for which it is entitled to dispose of as the mortgaged property. Upon examination, Party A has agreed to accept for Party B to have all its properties or those for which it is entitled to dispose of as the mortgaged property. In accordance with the relevant provisions of the law and through negotiations on the basis of equality, Party A and Party B have reached a consensus on the following terms and hereby agreed to enter into this Contract.

Article 1  Mortgaged Property used by Party B for the Mortgage (a separate list is attached as an annex hereof)

1.1	Name: Please see the details in the List of the Mortgaged Property.

1.2	Number or Area:

1.3	Place:

1.4	Evaluated Price and the Mortgage Rate:

1.5	Time limit:

1.6	The ownership certificate:

Article 2  A Maximum Amount Mortgage hereof

2.1
During the credit period, Party A can grant the loans or provide other credits several times to Party B (or the Applicant) within the credit line; for revolving credit line, Party B (or the Applicant) can use it on revolving basis according to the amount categories; for a single credit line, Party B (or the Applicant) shall not use it on revolving basis. The amount, time limit, specific uses under each loan or other credit can be agreed in a specific contract.

The due date of each specific transaction can be a date later than the due date of the credit period and the two Parties has no objection to it.

2.2
When the credit period expires, if there is still balance of the loans, advances or other credits provided by Party A to Party B (or Applicant) under the Credit Agreement, Party B shall use its mortgaged property to undertake the guarantee responsibility within the scope of mortgage guarantee as prescribed in Article 3 hereof; before expiry of the credit period, if Party A exercises its recourse against Party B (or the Applicant) according to the provisions of the Credit Agreement or other specific contract in advance, Party B shall also undertake the guarantee liability with the mortgaged property.

2.3
During the credit period, such credit services as commercial bill acceptance, opening of letter of credit (including back-to-back letter of credit, the same hereinafter), letter of guarantee, delivery guarantee, etc. provided by Party A for Party B (or Applicant), even if no advance is made by Party A before the expiration of the credit period but there are actually the advances by Party A under the aforesaid services after expiration of the credit period, Party B shall also undertake guarantee responsibility with the mortgaged property within the scope of mortgage guarantee stipulated in Article 3 hereof.

2.4
In the process of implementing the specific transaction under the Credit Agreement, if Party A and Party B (or Applicant) arrive at an extension agreement or change the relevant terms of the term, interest rate and amount, etc. of each specific transaction, or if Party A adjusts the interest rate during the guarantee period according to the Credit Agreement and/or the specific contract, there is no need to obtain Party B’s consent or to notify Party B, and Party B has acknowledged the same. Party B's guarantee obligations under the mortgage in accordance with this contract shall not be affected.

2.5
If there is discrepancy in the documents received by Party A in the letter of credit business under the Credit Agreement after Party A’s auditing but the Applicant accepts such discrepancy, Party B shall bear the guarantee obligations with the mortgaged property in relation to the principal and interests incurred in external acceptance or payment by Party A and shall not defense based on the fact that the Applicant accepts the discrepancies without the consent of Party B or without notifying Party B.

2.6
Under the Credit Agreement, any amendment of letter of credit, letter of guarantee (or the standby letter of credit), forward letter of credit acceptance or the extension of payment due after the promised payment is due and the like shall not subject to Party B’s consent or a notification to Party B. Party B has acknowledged the same. Party B's guarantee responsibility under the mortgage in accordance with this contract shall not be affected.

Article 3 Scope of Mortgage Guarantee

3.1
The scope of the mortgage guarantee hereof is the total balance sum of the principles and the interests for the loans and other credits (up to a maximum of RMB21,000,000) provided by Party A to Party B (or the Applicant) within the credit line in accordance with the Credit Agreement, as well as the interest, penalty interest, compound interest, penalty, factoring costs, charges, insurance fees and other related expenses for realization of the mortgage right，including but not limited to:

3.1.1
the principal balance of the loans provided by Party A according to the specific contract under the Credit Agreement and the corresponding interest, penalty interest, compound interest, penalty and related expenses;

3.1.2
the principal balance of advances Party A makes for Party B (or the Applicant) for the performance of payment obligation by commercial bill, letter of credit, letter of guarantee, and delivery guarantee under the Credit Agreement and interest, penalty interest, compound interest, penalty and related expenses;

3.1.3	The loan principal balance and interest, penalty interest, compound interest, penalty and related expenses entrusted of Bank by Party A under trade financing business under the credit agreement;

3.1.4
Under the factoring business, Party B’s (or Applicant's) account receivable and corresponding overdue penalties (fines) transferred to Party A, and/or the fundamental purchase amount (fundamental factoring amount) and related factoring costs paid to Party B (or Applicant) by Party A;

3.1.5
the advances Party A made for Party B (or Applicant) for performance of the obligations of the issuing bank under such letter of credit and the import bill advance and principal balance of the guarantee debts for taking delivery of goods and interest, penalty interest, compound interest, penalty and related expenses incurred for the issuance of such letter of credit, if Party A entrusts the other branch of China Merchants Bank to transfer letter of credit to the beneficiary after Party A opens the letter of credit upon requirement of Party B (or Applicant);

3.1.6
the outstanding balance of the specific business under the original Credit Agreement (No._______) signed by and between Party A and Party B (or Applicant) since the effective date of the agreement (if this article is applicable, please tick the box with a " √ " );

3.1.7
the expenses incurred for the recovering of debt by Party A against Party B (or Applicant) and for the realization of the mortgage right (including but not limited to legal fees, counsel fees, announcement fees, service fees, travel fees, etc.).

3.2
As for the revolving credit line, if the loans or the principal balance of other credit Party A provides Party B (or Applicant) exceeds the amount of credit line, then Party B shall not assume guarantee responsibility for the part of the credit principal balance exceeding the amount of credit line and it only assumes guarantee responsibility for the loans within the amount of credit line or other credit principal balance and the interest, penalty interest, compound interest, penalty and other relevant expenses thereof.

Notwithstanding the above-mentioned provisions, both parties make it clear that, even if loan or other credit principal balance provided by Party A to Applicant exceeds the amount of credit line at a certain time point during the credit period, the sum of various credit principal balance does not exceed the amount of the credit line when Party A requires Party B to undertake mortgage guarantee liability, then Party B shall not file a defense on the ground of the above-mentioned provision, and it shall assume the mortgage guarantee obligation with the mortgaged property for all credit principal balance and interest, penalty interest, compound interest, penalty and related costs thereof (specific regulations are subject to the provisions mentioned in Article 3.1).

Article 4  Independent Contract

This contract is independent and unconditional, and its effectiveness is not affected by the validity of the Credit Agreement and the specific contract. It shall not be affected by any agreement or documents signed between Party B (or Applicant) and any units/ individuals, not shall it be affected by any changes due to the changes by Party B's (or Applicant's) fraud, reorganization, cease of operation, dissolution, liquidation, bankruptcy, consolidation (merger) separation, reform, etc., or Party A's giving Party B any grace or extension or Party A's delay in exercising any rights to recover the money owed by Party B (or Applicant) according to the relevant agreements. When Party A’s debt has other mortgage guarantee or pledge guarantee or guarantor, in the event that Party A gives up the priority order of mortgage; gives up, modifies or terminates other mortgage guarantee, pledge guarantee; changes or releases the guarantor from guaranty liability; or Party A chooses to request Party B to bear guarantee liability of the mortgaged property in advance, Party B shall bear the guarantee liability for Party A in accordance with the provisions of the mortgage contract.

Article 5  Mortgage Period

Mortgage period refers to the period from the effective date of this contract to the date when statute of limitation for the credit debts under the Credit Agreement expires.

Article 6 Mortgaged Property and Custody of its Ownership Certificate and Responsibilities

6.1
During the mortgage period, the mortgaged property is under the custody of Party B or its entrusted agent. Party B or its agent shall properly keep the mortgaged property and shall be responsible for the repair, maintenance of the mortgaged property and ensure the same in good condition. It shall be subject to Party A's inspection from time to time.

6.2
During the mortgage period, Party B shall not conduct any acts that may cause the value of the mortgaged property decline; if such act is done, Party A has the right to request Party B to stop such act and recover the value of the mortgaged property, or provide new mortgaged property acceptable to Party A. The expenses incurred for recovery of the original status of the mortgaged property or for setting a new mortgage shall be borne by Party B.

6.3
At the date of the execution of this contract, Party B shall give the ownership certificate of the mortgaged property and other relevant evidencing documents to Party A under its custody. Party A shall keep them properly. If the ownership certificate of the mortgaged property is lost due to Party A's improper custody, Party A shall bear the related fees for making up the same.

Article 7  Registration of the Mortgaged Property

7.1
During the period as required by Party A, Party B shall cooperate with Party A and take this contract and relevant information to complete the registration procedures with the mortgage registration authority.

7.2
Based on the principle of good faith, Party B shall actively cooperate with Party A to complete relevant formalities in accordance with the above provisions, if it fails to do so due to reasons of Party B, Party B shall bear the compensation liability for the loss incurred by Party A.

Article 8  Insurance

8.1
Party A shall take a property insurance in sufficient amount to cover the category as required by Party A for the mortgaged property with Party A as the first beneficiary and give the insurance policy to Party A for its storage. The period of insurance shall be longer than the agreed credit period in the Credit Agreement. If the credit period is extended or after the expiration and the credit debt is not settled, Party B shall apply to go through the procedures for extension of the insurance term. If a loss of the insured property occurs, Party A has the priority to withdraw the credit debt principal and interest and all other related costs from insurance indemnification under the Credit Agreement, or after consultation with Party B, to deposit the insurance compensation into a margin account (margin account is the account which Party B has actually opened with Party A, or the margin account automatically generated by Party A's system when the margin is deposited, the same hereinafter), for the related loans, the discount or acceptance of bills, or letters of credit or recovery of corresponding money/payment of payables upon the expiry date of the letter of guarantee.

8.2
If Party B fails to take or extend the insurance period for the mortgaged property according to the requirement of Article 8.1, Party A shall have the right to do so in the name of Party B and all the costs thus incurred shall be borne by Party B;

8.3
After the expiry of the insurance period, if Party B (or Applicant) fails to pay off all debts under the Credit Agreement, Party B shall go through the insurance renewal procedures concerning the mortgaged property. If Party B fails to do so, Party A shall have the right to do so in the name of Party B and all the costs thus incurred shall be borne by Party B.

Article 9  Limitation on Disposal of the Mortgaged Property during the Mortgage Period

9.1
During the mortgage period, Party B shall have no right to unilaterally sell, exchange, gift or otherwise transfer the mortgaged property under this contract; if Party B needs to transfer the mortgaged property under this contract with compensation, it shall satisfy the following conditions before doing so:

9.1.1	It shall obtain a written approval from Party A and inform the transferee that the transferred property has been mortgaged; where Party B fails to do so, the transfer will be invalid.

9.1.2
If the price of the mortgaged property after transfer is significantly less than its value that it is insufficient for the full compensation of the credit amount and all other expenses, Party A has the right to request Party B to provide other property as guarantee; If Party B will not provide the same, the mortgaged property cannot be transferred;

9.1.3
The money from transfer of mortgaged property by Party B must be directly transferred into the account designated by Party A for payment of the principal and interest of the credit debts under the Credit Agreement and all other related costs in advance; or the money shall be deposited in full into the margin account Party B opens with Party A. Such money, from the date of being transferred into the margin account, shall be regarded as specified and transferred to Party A and will continue to be used as a pledge guarantee of Party B (or Applicant) under the Credit Agreements. Party B has no objection regarding the above and shall assist in completing relevant procedures as required by Party A.

After Party B fully transfers the money from transfer of the mortgaged property into the account designated by Party A, Party A may assist Party B in completing the cancellation registration procedures in relation to the mortgaged property and return the ownership certificate of the mortgaged property to Party B.

9.2	Without a written consent from Party A, Party B shall not transfer, lease, remortgage or in any other inappropriate ways to dispose of the mortgaged property under this contract.

Article 10  Expenses

The expenses in relation to the insurance, notarization, registration, etc. hereunder shall be borne by Party B.

Article 11  Amendment and Termination of the Contract

After the effective date of this Contract, without consent of the other party, neither party shall unilaterally amend or terminate this Contract. If it is necessary for any amendment or termination of this Contract, a written agreement shall be entered into between the two Parties through consultations. Before such an agreement is entered into, the terms of this Contract shall remain valid.

Article 12  Division, merger (acquisition) and Other Obligations for Party B

During the term of this contract, if such circumstance as division, merger (acquisition) and the like occurs to Party B, the entities after the change shall assume or severally assume the obligations under this contract.

Article 13  In any of the following, Party A may dispose of the mortgaged property in accordance with law:

13.1	one of the default events as listed in Article 10.1 under the Credit Agreement happens to Party B (or Applicant) or any default events listed in a specific contract under the Credit Agreement occurs;

13.2	Party B or other mortgagor/pledger/guarantor breaches any one of the provisions of Article 10.2 or Article 10.3 under the Credit Agreement, or Party B fails to perform the obligations hereunder;

13.3	Party B, in case of a natural person, dies without a successor or a legatee;

13.4	the successor or legatee of Party B, in case of a natural person, gives up the inheritance or bequest, refuses to perform the obligations of repaying the principal and interest of the credit debts;

13.5	Party B, in case of a legal person or other organization, is shut down, its business license revoked or cancelled, under an application for or is applied for bankruptcy, dissolution and the like;

13.6	other reasons sufficient to endanger the realization of creditor's rights under the Credit Agreement.

Article 14  Default Liability

14.1
If Party B violates the provisions of Article 6 hereof and fails to maintain or repair the mortgaged property, causing the value of the mortgaged property decline; or Party B's act directly jeopardizes the mortgaged property, causing the value of the mortgaged property decline, or, if Party A requires Party B to restore the value of the mortgaged property or provide other property acceptable to Party A as a guarantee, Party B refuses to do so, Party A shall have the right to dispose of the mortgaged property ahead of time schedule in accordance with law.

14.2
If Party B violates the provisions of Article 9 hereof and arbitrarily dispose of the mortgaged property, his conduct is invalid; Party A has the right to request Party B immediately to stop the violation of Party A's mortgage rights and restore the original state of the mortgaged property, and according to the actual situation to require Party B to provide Party A with other accepted property as mortgaged property, or dispose of the mortgaged property ahead of time schedule in accordance with law.

14.3
If Party B conceals existence of coownership, dispute, being seized, being detained, being leased, being created mortgage right, legal priority (including but not limited to construction project payment priority) over the mortgaged property or Party B has no ownership right or right of disposal over the mortgaged property, which lead to economic losses of Party A, Party B shall provide a new guarantee as required by Party A.

14.4
In case of the defaults mentioned above, if Party B is unable to provide a new guarantee as required by Party A, Party B shall be responsible to pay liquidated damages amounting to _ _ _ _ % of the credit amount under the Credit Agreement, and if economic losses is caused to Party A, Party B shall compensate Party A for all the economic losses.

Article 15  Collection of Related Fruits

After expiry of the credit period, if the loans, advances and other principal and interest of credit debts and all other related expenses owed by Party B (or Applicant) to Party A cannot be paid off on time, for which Party A exercises its mortgage right, causing the mortgaged property seized or detained by people's court, then from the date of such seizure or detainment, Party A has the right to receive natural fruits coming from the mortgaged property separation as well as the legal fruits Party B entitled to on the mortgaged property.

Article 16  Realization of Mortgage Right

16.1	In one or more circumstances stipulated in Article 13, 14.1 or 14.2 hereunder, Party A may choose one of the following methods for realization of the mortgage right:

16.1.1
directly converting the mortgaged property into money or auctioning or selling the same after both Party A and B reach the agreement; within fifteen days from the occurrence of any single or multiple conditions stipulated in Article 13, Article 14.1 or Article 14.2 hereof, if both parties fail to reach an agreement, Party A has the right to directly request the people's court to auction or sell the mortgaged property;

16.1.2	in accordance with the dispute resolution method stipulated in Credit Agreements, disposing of the mortgaged property according to legal procedures;

16.1.3	this contract, after notarized by both parties through which enforceability is conferred to the contract, Party A may directly apply for a people's court of competent jurisdiction for enforcement.

16.2
The money from disposal of the mortgaged property in the above ways, Party A shall have the priority for repayment. The part of income which exceeds the loans, advances and other principal and interest of the credit debts and all related expenses owed by Party B (or Applicant) under the Credit Agreement shall belong to Party B. Party A shall exercise its recourse separately for the insufficient part.

Article 17  Extinction of Mortgage

Upon expiry of the credit period, if all the principal and interest of the credit debts owed to Party A by Party B (or Applicant ) under the Credit Agreement have been returned on time, all mortgages will automatically extinct. Party B's property right certificates or proof and property insurance policy kept by Party A shall be returned to Party B. If Party B requires, Party A may assist with the procedures for cancellation of the mortgage registration.

Article 18  Not Deemed as a Waiver

During the effective period of this contract, any tolerance by Party A to any of Party B's (or Applicant's) default or delay, extension or postpone of the exercise of the rights and interests under the Credit Agreement shall not prejudice, affect, or restrict all the interests and rights of Party A as a creditor in accordance with relevant laws and regulations and this contract, nor shall it be deemed as Party A's waiver of the right to take actions against any existing or future default of Party B.

Article 19  Notice

The notice, request or the like between Party A and Party B in relation to this Agreement shall be sent in written form.

In case of delivery by hand, it shall be deemed as being served when the addressee signs the delivery note (otherwise the date of rejection); in case of delivery by mail, it shall be deemed as being served on the seventh day after delivery; in case of delivery by fax, it shall be deemed as being served at the time when the transmission of the receiver is confirmed.

Party A's Contact Address: No. 535, Shifu Avenue, Taizhou

Party B's Contact Address: Datang Village, Jiantiao Town, Sanmen County (Linguang Industrial Park)

If any Party changes its contact information, such Party shall timely notify the other Party, otherwise it shall bear the losses thus incurred.

Article 20  Debt and Mortgage Transfer

20.1
No matter the creditor's right of the collateralized mortgage of the maximum amount is determined or not, if Party A transfers all creditor's right under the Credit Agreement to a third party, it shall transfer the mortgage of the maximum amount to the transferee as well.

20.2
After the creditor's right in the mortgage hereunder is determined, if part of the creditor's rights are transferred by Party A, the mortgage of Party B are subsequently transferred, Party A shares the mortgage right of the mortgaged property with the transferee according to the proportion of the creditor's rights they respectively hold; before the creditor's rights in the mortgage hereunder are determined, if part of the creditor's rights are transferred by Party A, then the maximum amount of Party A's principal creditor's right of the original mortgage of the maximum amount shall be reduced accordingly (i.e. transferred part of the creditor's right is deducted from Party A's maximum amount of its principal creditor's right which is originally mortgaged with the maximum amount), after the non-transferred creditor’s rights of Party A are determined, Party A shares the mortgage right over the mortgaged property with the transferee according to the proportion of the creditor's rights they respectively hold.

Article 21  Terms

The terms in this contract, unless otherwise expressly stated, shall have the same meaning as those set out in the Credit Agreement.

Article 22  Applicable Laws and Dispute Resolution

22.1	The conclusion, interpretation and construction of this contract and the settlement of any dispute hereunder shall be governed by the laws of the People's Republic of China.

22.2	Party A and Party B agree to settle all the disputes arising from implementation of the contract through the dispute resolution method agreed in the Credit Agreement.

Article 23  Effectiveness of the Mortgage Contract

This contract shall become effective when it is signed (or sealed) by the legal representatives/the main responsible persons or their authorized agents and affixed with official seal/special seal for contract, and becomes invalid upon the expiration of the mortgage term or the date of settlement of all the principal and interest Party B (or Applicant) owes to Party A under the Credit Agreement and all other related expenses (whichever occurs later).

Article 24  Miscellaneous

24.1	[Note: In Chinese version, there is the number of such section.]

24.2	[Note: In Chinese version, there is the number of such section.]

24.3	[Note: In Chinese version, there is the number of such section.]

Article 25  Annex

This agreement is made in three (3) copies. Party A, Party B and ____, ___ will hold one respectively. Each copy shall have the same legal effect.

List of the Mortgaged Property

Under the Mortgage Contract NO.: 8099110808

	Property Owner	Zhejiang Jonway Automobile Co., Ltd.			Unit: _____ yuan
No.	Name	Location	Right Certificate No.	Area (㎡)	Appraised Value	Value of Creditor's Right
1	Land	Shang Peng Factory, Da Tang Village Jian Tiao Town, Sanmen County	San Guo Yong (2010) No. 000898	70535.00	37,171,945.00	17,000,000.00
2	Land	Shang Peng Factory, Da Tang Village Jian Tiao Town, Sanmen County	San Guo Yong (2010) No. 000899	18431.00	9,713,137.00	4,000,000.00

Total				88966.00	46,885,082.00	21,000,000.00
Mortgager (seal) Mortgagee (seal) [Seal of Zhejiang Jonway Automobile Co., Ltd.] [Seal of Taizhou Branch, China Merchants Bank] [Seal of Luo Hua Liang] [Seal of Xu Yue Jun]

Special Notes:

All the articles of this Contract have been fully negotiated between the Parties. The bank has asked the Parties concerned to pay special attention to the articles in relation to the responsibility exemption or limitation of the bank's liability, the unilateral rights the bank entitled to, the terms for addition to other Party's responsibilities or limitation of other Party's rights, which have been fully and correctly understood. The bank has interpreted the articles hereof at the request of the Parties concerned. The Parties hereto have understood the articles consistent with the provisions of this Agreement.

Party A: [Seal of Party A]                                                                                     (seal) [Seal of Xu Yue Jun]

Responsible person/ Authorized agent :( signature or seal):

Mortgager: (a legal person entity or other organization)

Party B: [Signature]

Legal representative/Responsible person or authorized agent: (signature or seal):

[Seal of Party B]

Signature for Mortgager (a natural person):

Party B (signature):

ID No:

Address:

Date of signatures: 11 August 2011